Exhibit 4.6

Form of Subordinated Debt Security

of

Bar Harbor Bank & Trust

            Bar Harbor Bank & Trust, a Maine banking association (the "Bank"), for value received promises to pay to Alesco Preferred Funding XVII (the "Holder"), or registered assigns, the principal sum of Five Million Dollars ($5,000,000) on June 15, 2023 and to pay interest on said principlal sum from April 11, 2008, or from the most recent interest payment date (each such date, and "Interest Payment Date") to which interest has been paid or duly provided for, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year commencing June 15, 2008, at a variable per annum rate equal to LIBOR (as defined in the Indenture) plus 3.45% (the "Variable Rate") (provided, however, that the Interest Rate for any Interest Payment Period may not exceed the highest rate permitted by New York law, as the same may be modified by United States law of general applicability) until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at an annual rate equal to the Interest Rate compounded quarterly. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year and the actual number of days elapsed in the relevant interest period. Notwithstanding anything to the contrary contained herein, if any Interest Payment Date, other than on the Maturity Date, any Redemption Date or the Special Redemption Date, falls on a day that is not a Business Day, then any interest payable will be paid on, and such INterest Payment Date will be moved to, the next succeeding Business Day, and additional interest will accrue for each day that such payment is delayed as a result thereof. If the Maturity Date, Redemption Date or Special Redemption Date falls on a day that is not a Business Day, then the principal, premium, if any, and/or interest payable on such date will be paid on the next succeeding Business Day, and no additional interest will accrue (except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Debt Security (or one of more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, except that interest payable on the Maturity Date shall be paid to the Person to whom principal is paid. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Securityholders on such regular record date and may be paid to the Person in whose name this Debt Security (or one of more Predecessor Debt Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Securityholders not less than 10 days prior to such special record date, all as more fully provided in the Indenture. The principal of and interest on this Debt Security shall be payable at the office or agency of the Trustee (or other Paying Agent appointed by the Bank) maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the opton of the Bank by check mailed to the registered Securityholder at such address as shall appear in the Debt Security Register or by wire transfer of immediately available funds to an account appropriately designated by the holder hereof. The payment of the principal of an premium, if any, and interest on this Debt Security will be made in immediately available funds when due at such place and to such account as may be designated by the Trustee. All payments in respect of this Debt Security shall be payable in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

            The indebtedness evidenced by this Debt Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Debt Security is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Debt Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Securityholder's behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee such Securityholder's attorney-in-fact for any and all such purposes. Each holder hereof, by such holder's acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Securityholder upon said provisions.

            The Bank waives diligence, presentment, demand for payment, notice of nonpayment, notice of protest, and all other demands and notices.

            This Debt Security shall not be entitled to any benefit under the Indenture hereinafter referred to and shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee.

            The provisions of this Debt Security are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

            IN WITNESS WHEREOF, the Bank has duly executed this certificate

Bar Harbor Bank & Trust

By:
Name:
Title:

            Dated: _______________, 2008

CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, not in its individual capacity but solely as Trustee

By:
Authorized Signatory

            Dated: _______________, 2008

[FORM OF REVERSE OF SECURITY]

            This debt Security is one of a duly authorized series of Debt Securities of the Bank, all issued or to be issued pursuant to an Indenture (the "Indenture"), dated as of April 11, 2008, duly executed and delivered between the Bank and U.S. Bank National Association, as Trustee (the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Bank and the holders of the Debt Securities (referred to herein as the "Debt Securities") of which this Debt Security is a part. The summary of the terms of this Debt Security contained herein does not purport to be complete and is qualified by reference to the Indenture.

            Upon the occurrence and continuation of a Tax Event (a "Special Event"), this Debt Security may become due and payable, in whole or in part, at any time, within 90 days following the occurrence of such Tax Event (the "Special Redemption Date"), as the case may be, at the Special Redemption Price.

            The Bank shall also have the right to redeem this Debt Security at the option of the Bank, in whole or in part, on any March 15, June 15, September 15 or December 15 on or after June 15, 2013 (a "Redemption Date"), at the Redemption Price.

            Any redemption pursuant to either of the two preceding paragraphs will be made, subject to a receipt by the Bank or prior approval from any regulatory authority with jurisdiction over the Bank if such approval is then required under applicable capital guidelines or policies of such regulatory authority, upon not less than 30 days' nor more than 60 days' notice. If the Debt Securities are only partially redeemed by the Bank, the Debt Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee.

            "Redemption Price" means 100% of the principal amount of the Debt Securities being redeemed plus accrued and unpaid interest on such Debt Securities to the Redemption Date.

            "Special Redemption Price" means, with respect to the redemption of any Debt Security following a Special Event, an amount in cash equal to 103.525% of the principal amount of Debt Securities to be redeemed prior to June 15, 2009 and thereafter equal to the percentage of the principal amount of the Debt Securities that is specified below for the Special Redemption Date plus, in each case, unpaid interest accrued thereon to the Special Redemption Date:

Special Redemption During the 12-Month Period Beginning June 15	Percentage of Principal Amount

2009	102.820%
2010	102.115%
2011	101.410%
2012	100.705%
2013 and thereafter	100.000%

            In the event of redemption of this Debt Security in part only, a new Debt Security or Debt Securities for the unredeemed portion hereof will be issued in the name of the Securityholder hereof upon the cancellation hereof.

            In certain cases where an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debt Securities may be declared, and, in certain cases, shall ipso facto become, due and payable, and upon such declaration of acceleration shall become due and payable, in each case, in the manner, with the effort and subject to the conditions provided in the Indenture.

            The Indenture contains provisions permitting the Bank and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities at the time outstanding affected thereby, as specified in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Securityholders; provided, however, that no such supplemental indenture shall, among other things, without the consent of the holders of each Debt Security then outstanding and affected thereby (i) change the Maturity Date of any Debt Security, or reduce the principal amount thereof of any premium thereon, or reduce the rate (or manner of calculation of the rate) or extend the time of payment of interest thereon, or reduce (other than as a result of the maturity or earlier redemption of any such Debt Security in accordance with the terms of the Indenture and such Debt Security) or increase the aggregate principal amount of Debt Securities then outstanding, or charge any of the redemption provisions, or make the principal thereof or any interest or premium thereon payable in any coin or currency other than United States Dollars, or impair or affect the right of any Securityholder to institute suit for the payment thereof, or (ii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debt Securities at the time outstanding, on behalf of all of the Securityholders, to waive any past defaultin the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture, and its consequences, except (a) a default in payments due in respect of any of the Debt Securities, or (b) in respect of covenants or provisions of the Indenture which cannot be modified or amended without consent of holder of each Debt Security affected. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Securityholder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

            No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay all payments due on this Debt Security at the time and place and at the rate and in the money herein prescribed.

            As provided in the Indenture and subject to certain limitations herein and therein set forth, this Debt Security is transferable by the registered holder hereof on the Debt Security Register of the Bank, upon surrender of this Debt Security for registration of transfer at the office or agency of the Trustee in Boston, Massachusetts accompanied by a written instrument or instruments of transfer in form satisfactory to the Bank or the Trustee duly executed by the registered holder hereof or such Securityholder's attorney duly authorized in writing, and thereupon one or more new Debt Securities of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer, but the Bank may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

            Prior to due presentment for registration of transfer of this Debt Security, the Bank, the Trustee, any Authenticating Agent, any Paying Agent, any transfer agent and the Debt Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon) for the purpsoe of receiving payment of the principal of and premium, if any, and interest on this Debt Security and for all other purposes, and neither the Bank nor the Trustee nor any Authenticating Agent nor any Paying Agent nor any transfer agent nor any Debt Security Registrar shall be affected by any notice to the contrary.

            no recourse shall be had for the payment of the principal of or the interest on this Debt Security, or for any claim based hereon, or othewise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Bank or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

            The Debt Securities are issuable only in registerd certificated form without coupons. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debt Securities are exchangeable for a like aggregate principal amount of Debt Securities of a different authorized denomination, as requested by the Securityholder surrendering the same.

            All terms used in this Debt Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

            THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THE DEBT SECURITIES, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).